Exhibit 10.25

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

2000 STOCK INCENTIVE PLAN

STOCK OPTION LETTER AGREEMENT

TO:         Craig Jorgens

We are pleased to inform you that you have been selected by ICO Global Communications (Holdings) Limited (the “Company”) to receive a stock option (the “Option”) to purchase shares (the “Option Shares”) of the Company’s Class A Common Stock. The Option is granted outside the Company’s 2000 Stock Incentive Plan (the “Plan”) and any shares issued upon exercise of the Option will not be issued from those shares authorized under the Plan. Notwithstanding the foregoing, and except as expressly provided otherwise herein, the Option is subject to the terms and conditions of the Plan, a copy of which is attached. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan, except as expressly provided otherwise herein. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan, unless otherwise indicated in this Option Agreement.

The most important terms of the Option are summarized as follows:

Grant Date:	July 25, 2002
Number of Shares:	300,000
Exercise Price:	$10.45 per share
Expiration Date:	July 25, 2012
Type of Option:	Nonqualified Stock Option (“NSO”)

Vesting and Exercisability: The Option will vest and become exercisable in ten equal monthly installments on the last day of each month commencing March 31, 2002 and ending on December 31, 2002. The option will fully vest and become fully exercisable if the Optionee is terminated without Cause, as described in the Executive Employment Agreement between the Company and the Optionee dated March 1, 2002 (the “Executive Employment Agreement”).

Termination of Option: The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company or a Related Corporation. The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

(a)           if the Company completes a successful public offering of its shares or lists its shares on a national exchange or NASDAQ prior to the Expiration Date, then upon the later of (i) the first anniversary of the effective date of such public offering or listing or (ii) the first anniversary of the expiration date of any lock-up you are required to sign as a result of the offering; and

(b)           the Expiration Date;

except, that if your services are terminated for Cause, as defined in the Executive Employment Agreement, you will forfeit the unexercised portion of the Option, including vested and unvested shares, on the date you are notified of your termination.

It is your responsibility to be aware of the date your Option terminates.

Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of Option Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

The Company may, in its sole discretion at the time of exercise, require you to sign an agreement, pursuant to which you will grant to the Company certain repurchase and first offer rights to purchase the Option Shares acquired by you upon exercise of the Option.

Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Company determines otherwise, by (a) tendering (either actually or by attestation) mature shares of Common Stock (generally, shares you have held for a period of at least six months) having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an incentive stock option); (b) if and so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price all in accordance with the regulations of the Federal Reserve Board; or (c) such other consideration as the Compensation Committee of the Board of Directors of the Company may permit.

Withholding Taxes: As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any foreign, federal, state or local withholding or other tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy any social or income tax obligation. Unless the Compensation Committee of the Board of Directors of the Company determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate). The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that nonqualified stock options may be transferred to the extent permitted by the

Company. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

Registration: Your particular attention is directed to Section 16.3 of the Plan, which describes certain important conditions relating to federal, state and foreign securities laws that must be satisfied before the Option can be exercised and before the Company can issue any shares to you. By accepting the Option, you hereby acknowledge that you have read and understand Section 16.3 of the Plan.

Binding Effect: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation: By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of Option Shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Compensation Committee of the Board of Directors of the Company; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, the Option will have no value.

Employee Data Privacy: As a condition of the grant of the option, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and/or its Related Corporations hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any Option Shares or directorships held in the Company, details of all Options or any other entitlement to Option Shares awarded, canceled, exercised, vested, unvested or outstanding in the your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that the Company and/or its Related Corporations will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company, and/or its Related Corporations may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States, or elsewhere, such as the United Kingdom. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any Option Shares acquired upon exercise of the Option such Data as may be required for the administration of the Plan and/or the subsequent holding of Option Shares on your behalf.

Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

Very truly yours,

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ David Curtin
Name:	David Curtin
Title:	SVP

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State/Country of California, USA, accept the Option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan.

Dated:	8/8/2002	/s/ Craig Jorgens
Craig Jorgens

		Address:	580 Dalewood Drive
Orinda, CA 94563

Taxpayer I.D. Number:

private